UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    November 21, 2005

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Today Central Vermont issued the following news release:

"NEWS RELEASE

Contact: Steve Costello (802) 747-5427        (802) 775-0486 (home)        (802) 742-3062 (pager)

For Immediate Release: Nov. 21, 2005

CVPS exercises option to sell Catamount Energy
Young announces plan to restore company's financial strength

RUTLAND -- Central Vermont Public Service (NYSE-CV) today announced that its wholly owned subsidiary, Catamount Resources Corp., will sell its entire interest in subsidiary wind energy company Catamount Energy Corp., to Diamond Castle, a New York-based private equity investment firm, and its affiliated funds for $60 million in cash, less $750,000 in certain transaction expenses.

"The sale of Catamount brings to a rewarding close our investment in the independent power business," CVPS President Bob Young said. "The sale provides us a solid return on our investment, and gives the company myriad options for use of the proceeds as we look forward."

CVPS announced the sale of a 51 percent interest in Catamount to Diamond Castle last month, but retained an option to sell the entire business, which it has now exercised. CVPS was able to exercise the option earlier than previously expected because Diamond Castle waived a condition requiring completion of Sweetwater III, a Catamount wind development in Texas that is expected to be completed by early 2006. As a result of the sale CVPS expects to realize approximately $52 million in cash and recognize a net gain in the fourth quarter. The amount of the gain has not yet been determined. The sale is scheduled to close in December. The definitive agreements were filed with the Securities Exchange Commission on a Form 8-K by the Company on October 18, 2005. Attached hereto as an Exhibit and incorporated herein by reference is the Exercise of Put Option Notice.

"We are extremely proud of the business at Catamount," Young said, "but the sale option was attractive, providing a major influx of cash."

CVPS is currently evaluating how it will apply the proceeds of the sale, but it currently expects to return approximately $52 million to shareholders, either through a stock buy-back or a special dividend to shareholders. Young added, "We will announce final plans for use of the funds within the next few weeks."

Returning CVPS to Financial Strength
"The Catamount sale complements a restoration plan we are implementing to return CVPS to a strong financial position, which is critical for our investors and our customers as we address power supply and transmission issues" Young said.

That plan includes:

  One-time 2005 budget cuts of $750,000;
  Securing a $25 million revolving credit facility in October 2005;
  $2.7 million in 2006 budget cuts, including a 10 percent cut in Young's salary and a 5 percent reduction in other officers' salaries, which will help offset rising fuel and medical costs;
  Deferral of $4.8 million of capital investments, which won't affect service, from 2006 to the next few years;
  Restructuring the board of directors in 2006;
  Efforts to improve communication with Vermont regulators and find common ground on customer and company needs.

"CVPS has made tremendous strides in recent years to reduce costs, improve service and find efficiencies, and those efforts have made our rates extremely competitive in the New England region," Young said. "We are also working very closely with regulators on issues ranging from winter heating to the region's winter capacity, and are developing with them a renewed spirit of collaboration focused on Vermont's energy future."

"CVPS has implemented a comprehensive plan to ensure the financial strength of the company, for the benefit of shareholders and our customers, and that will be our focus in the coming months," Young said. "Today we celebrate the sale of Catamount, but tomorrow we get back to the important work of ensuring the vibrancy of CVPS in the years ahead. That is equally important to our customers and our owners."

Mike Ranger, a senior managing director of Diamond Castle, said "We thank CVPS for their contribution in building Catamount, and remain enthusiastic about the future prospects for the business which we are acquiring with the participation of Catamount's management team."

Catamount CEO James Moore will stay on to lead Catamount, which will remain at its headquarters on Allen Street in Rutland, Vt.

Catamount, formed in 1986, has focused exclusively on wind development since 2001. It has six operating projects in the United States and Europe, and eight projects under development in Wales, Scotland, Pennsylvania, Texas, and Vermont.

CVPS, founded in 1929, is Vermont's largest electric utility, serving about 150,000 customers. Catamount Resources Corp. was formed for the purpose of holding CVPS's subsidiaries that invest in unregulated business opportunities.

Diamond Castle Holdings, LLC is a private equity firm founded in September 2004. Lawrence Schloss, the former chairman of Donaldson, Lufkin & Jenrette's and Credit Suisse First Boston's successful private equity business, is the CEO of Diamond Castle. Diamond Castle has 21 employees located in New York and focuses on investments in the power, financial services, media and telecom, and healthcare sectors.

Statements contained in this release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. There can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Item 8.01 Other Events.

      See "Item 1.01 Entry into a Material Definitive Agreement" above.

Item 9.01 Financial Statements and Exhibits.

       (d) Exhibits.

Exhibit No.	Description
10.90.5	Exercise of Put Option Notice
SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Edmund F. Ryan Edmund F. Ryan Acting Chief Financial Officer and Treasurer

November 21, 2005